Exhibit 99.1

Pluristem Announces Advanced Engineered Cell Graft to Improve Resurgence of the Hematopoietic Stem Cells in Bone Marrow for Cancer Patients

-Pre-Clinical Animal Model Testing Underway-

Haifa, Israel - January 12, 2005-- Pluristem Life Systems, Inc. (OTCBB:PLRS), a biotechnology company dedicated to the commercialization of cell therapy products, today announced that the Company has formulated a cell graft to provide an efficient alternative to the standard procedure of bone marrow transplantation (BMT). The cell graft is presently in preclinical trials. The development of this new advanced engineered graft that replenishes the bone marrow of blood cancer patients can save the lives of million of people.

Although the field of stem cell technology holds great promise, the transplantation of HSC into patients with hematological malignancies remains the only presently FDA-approved clinical procedure. Critical shortfall in the supply of matched tissue for transplantation creates an urgent need for alternative sources of hematopoietic stem cells (HSCs). Our procedures are not yet approved.

Therefore, the Company has launched an extensive experimental program in a relevant animal model to validate the usefulness and prove the superiority of its technology over standard-of-care protocols and, the Company contends, could rival competitor’s models.

Pluristem has patented a technology for efficient expansion of HSCs for bone marrow transplantation from Umbilical Cord Blood (UCB). The uniqueness of this expansion technology is its ability to mimic the physiological bone marrow environment by using two independent cell types, Mesenchymal and HSCs, that are co-cultivated on a 3-D scaffold. Mesenchymal cells that are abundantly present in human adult tissues (like fat or placenta) and HSCs from UCB are being co-cultivated in our proprietary bioreactor system that is devoid of supplemental cytokines and growth factors. The cell population produced by this expansion technology is highly enriched by a very primitive subset of hematopoietic cells (characterized as CD34+CD38-). It is well established that these cells are essential for efficient repopulation of the bone marrow of a cancer patient. Additionally, potentially harmful cytokines are not being employed during the cultivation phase. This eliminates risks associated with the use of cytokines that was conveyed in several scientific papers and by a recent article published in Nature Biotechnology (Dec 2005).

Following ex-vivo expansion of HSCs, the entire mixture of cells is being transplanted into a subject as an engineered graft. This unique feature is expected to award Pluristem with an additional advantage over its competitors - excellent engraftment. When presented to the bone marrow of a transplanted patient as an engineered graft rather than as HSCs only, a better engraftment of the donor HSCs is anticipated. This observation was published by several leading authors and initially demonstrated to be effective in initial animal model studies by the Company.

Dr. Ora Burger, Vice President of Development, stated, “Pluristem has literally reinvented the process of hematopoietic stem cell expansion and engraftment through its novel approach. The field of stem cell expansion technology and BMT is ripe for new approaches that hold the potential to save millions of lives. Our laboratory in Haifa is a hot-bed of activity gaining worldwide recognition while acting as an incubator for a host of stem cell expansion technologies.”

“Our goal of moving from the “research” to the “development” phase is starting to be fulfilled by this breakthrough and previously announced animal model studies which we plan to bring to the clinic as expeditiously as practicable”, stated Zami Aberman, CEO.

“The Company plans on presenting its finding in a number of scientific conferences throughout the year, furthering validation of these technological processes while we continue to go on the road to bring our new message to the investment community,” Aberman concluded.

Safe Harbor Statement

This press release contains statements, which may constitute "forward-looking statements". Those statements include statements regarding the intent, belief or current expectations of Pluristem Life Systems, Inc., and members of our management as well as the assumptions on which such statements are based. Forward-looking statements in this release include statements that include Pluristem’s technology eliminates risks associated with the use of potentially harmful cytokines; that development of our new advanced engineered graft that replenishs the bone marrow of blood cancer patients can save lives of million of people; that our experiments may validate usefulness and prove superiority of our technology over standard-of-care protocols could rival competitor’s models; that we expect to have an advantage over competitors thourgh excellent engraftment; that we plan on presenting our findings in a number of scientific conferences throughout the year, furthering validation of these technological processes; that we will bring animal trials to clinic as soon as practicable; that we are moving from the research to the development stage; and that our platform for expanding stem cells offers breakthrough technology and multiple product opportunities in many therapeutic areas. Factors which may significantly change or prevent our forward looking statements from fruition include that we may be unsuccessful in developing any products; that our technology may not be validated as we progress further and our methods may not be accepted by the scientific community; that unforeseen scientific difficulties develop with our process; that our patents are not sufficient to protect essential aspects of our technology; that competitors may invent better technology; that our products may not work as well as hoped or worse, that our products may harm recipients; and that we may not be able raise funds for development or working capital when we require it. As well, our products may never develop into useful products and even if they do, they may not be approved for sale to the public. For further risk factors see the Company’s latest 10-KSB filed with the SEC.